Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 16, 2012 (except for the adoption of ASU 2011-05 as discussed in Note 2, as to which the date is May 17, 2012 and except for the restatement as discussed in Notes 2 and 14, as to which the date is July 9, 2012), in Amendment No. 5 to the Registration Statement (form S-1 No. 333-179141) and related Prospectus of Del Frisco’s Restaurant Group, LLC for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

July 16, 2012